EXHIBIT 23.1

                      [LETTERHEAD OF KPMG PEAT MARWICK LLP]

                          INDEPENDENT AUDITORS CONSENT

The Board of Directors
The CIT Group, Inc.:

We consent to the use of our report dated January 28, 1998 relating to the consolidated balance sheets of The CIT Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, incorporated by reference in this Registration Statement on Form S-8 of The CIT Group, Inc., which report appears in the December 31, 1997 Annual Report on Form 10-K of The CIT Group, Inc. and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-8.

                                                  KPMG PEAT MARWICK LLP


                                                  /s/ KPMG PEAT MARWICK LLP

Shorthills, New Jersey

April 17, 1998